ASSET SALE AND PURCHASE AGREEMENT

AMONG

U.S. PREMIUM BEEF, LTD.

USPBCo, LLC

and

U.S. PREMIUM PRODUCTS, LLC

AND

FARMLAND INDUSTRIES, INC., Debtor-in-Possession

FARMLAND FOODS, INC., Debtor-in-Possession

and

NBPCo., LLC,

Dated as of June 12, 2003

ASSET SALE AND PURCHASE AGREEMENT

          THIS ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into this 12th  day of June, 2003, by and among Farmland Industries, Inc., Debtor-in-Possession, a Kansas corporation ("Industries"), Farmland Foods, Inc., Debtor-in-Possession, a Kansas corporation ("Foods"), NBPCo., LLC, a Kansas limited liability company ("NBPCo.") (Industries and Foods are hereinafter referred to collectively as "Sellers" and individually as a "Seller"), U.S. Premium Beef, Ltd., a Kansas cooperative corporation ("USPB"), USPBCo, LLC, a Minnesota limited liability company ("USPBCo"), and U.S. Premium Products, LLC, a Delaware limited liability company ("USPP") (USPB, USPBCo and USPP are hereinafter referred to collectively as "Buyers" and individually as a "Buyer").

WITNESSETH:

WHEREAS, each of Industries and Foods is currently in possession of its assets as Debtor-in-Possession pursuant to Title 11, U.S. Code, in the Chapter 11 administratively consolidated cases of Industries, Foods and their filing subsidiaries, Case No. 02-50557-JWV (hereinafter referred to as the "Bankruptcy Cases"), presently pending in the United States Bankruptcy Court for the Western District of Missouri (Kansas City) (hereinafter referred to as the "Bankruptcy Court"), and each of Industries and Foods, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

WHEREAS, (a) Industries owns (i) a 68.71% limited Partnership Interest in Farmland National Beef Packing Company, L.P., a Delaware limited partnership ("National Beef") as a limited partner, and (ii) a 99% membership interest in NBPCo; and (b) Foods owns a 1% membership interest in NBPCo. (with the interests described in clauses (a) and (b) collectively referred to herein as the "Beef Interests");

WHEREAS, NBPCo. owns a 2.5034% general Partnership Interest of National Beef, thereby giving Industries direct or indirect control of 71.2134% of the voting interests of National Beef;

WHEREAS, USPB and USPBCo respectively own the remaining limited and general Partnership Interests in National Beef; and

WHEREAS, Industries and Foods desires to sell, assign, transfer and convey to Buyers the Beef Interests, and Buyers desire to acquire the Beef Interests, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1     DEFINITIONS.

The following terms used in this Agreement shall have the following meanings unless some other meaning is clearly intended:

"Additional Deposit" has the meaning assigned to such term in Section 3.1(b) of this Agreement.

"Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.  Notwithstanding the foregoing, the term "Affiliate" when applied to any party shall not include National Beef, but when applied to National Beef shall include any party if the definition of Affiliate is otherwise met.

"Agencies" and "Agency" have the meanings assigned to such terms in Section 7.2 of this Agreement.

"Agreed Competitor"means any of Cargill, Inc.; Tyson Foods, Inc.; Swift & Company; Smithfield Foods, Inc.; Omaha Meat Processors, Inc.; and any Person that acknowledges it is a competitor as defined in the Partnership Agreement.

"Alternative Transaction" has the meaning assigned to such term in Section 7.1(b) of this Agreement.

"Applicable Law" means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

"Approval Order" means an Order or Orders of the Bankruptcy Court that is acceptable to Buyers and, among other things, (i) approves, pursuant to Section 363(b) and (f) of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, and the other instruments and agreements contemplated hereby, (B) the sale of the Beef Interests free and clear of liens, claims, encumbrances or any interest in said Interests by any person on the terms set forth herein and (C) the termination of the Cattle Agreement, as described in Section 4.3(d) of this Agreement; and (ii) finds that each Buyer is a "good faith" purchaser within the meaning of Section 363(m) of the Bankruptcy Code.

"Auction" means the auction to be held pursuant to the Bidding Procedures Order.

"Bank Group" means the DIP Lenders as defined in that certain First Amended and Restated Debtor-in-Possession Credit Agreement and Adequate Protection Stipulation dated as of June 5, 2002, by and among Industries and Foods, as borrowers, the material subsidiaries of the borrowers, the financial institutions party thereto, and Deutsche Bank Trust Company Americas, as agent, as amended by that certain First Amendment to First Amended and Restated Debtor-in-Possession Credit Agreement and Adequate Protection Stipulation dated as of January 8, 2003, and the financial institutions party to Sellers' Credit Agreement dated as of February 7, 2002, as amended.

"Bankruptcy Cases" has the meaning assigned to such term in the preamble to this Agreement.

"Bankruptcy Court" has the meaning assigned to such term in the preamble to this Agreement.

"Beef Interest" has the meaning assigned to such term in the preamble to this Agreement.

"Bidding Procedures and Sale Motion" means the motion to be filed by Industries and/or Foods with the Bankruptcy Court seeking, among other things, the entry of the Bidding Procedures Order and the Approval Order.

"Bidding Procedures Order" means an Order of the Bankruptcy Court, in a form acceptable to Sellers and Buyers, that, among other things, (i) approves the bidding procedures provisions (which must be acceptable to Buyers) of the Bidding Procedures and Sale Motion, (ii) approves the Break-up Fee on the terms and conditions set forth in Section 12.2 of this Agreement and (iii) establishes a date by which bids for the Alternative Transaction must be submitted by bidders and establishes procedures for the auction process.

"Bondholders Committee" means the official committee of bondholders established in the Bankruptcy Cases.

"Break-up Fee" means an amount equal to $7,000,000 to be paid by Sellers to USPB under the circumstances set forth in and in accordance with Section 12.2 of this Agreement.

"Business" means the business of National Beef.

"Buyer" or "Buyers" has the meaning assigned to such term in the preamble to this Agreement.

"Buyer Released Parties" has the meaning assigned to such term in Section 10.2 of this Agreement.

"Cattle Agreement" means the Cattle Purchase and Sale Agreement between National Beef and Industries dated as of December 1, 1997.

"Closing" means the closing of the transaction contemplated in this Agreement.

"Closing Date" has the meaning assigned to such term in Section 4.1 of this Agreement.

"Commitments" has the meaning assigned to such term in Section 3.1(b) of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

"Competitor" has the same meaning assigned to such term as in the Partnership Agreement.

"Creditors Committee" means the official unsecured creditors committee established in the Bankruptcy Cases.

"Deposit" has the meaning assigned to such term in Section 3.1(b) of this Agreement.

"Deposit Escrow Agreement" has the meaning assigned to such term in Section 3.1(a) of this Agreement.

"Disclosure Schedule" means the exhibit attached hereto and made a part of this Agreement containing the various exceptions to the representations, warranties and covenants of Sellers contemplated in this Agreement.

"Escrow Agent" has the meaning assigned to such term in Section 3.1 of this Agreement.

"Foods" has the meaning assigned to such term in the preamble to this Agreement.

"Form" has the meaning assigned to such term in Section 7.2 of this Agreement.

"Governmental Authority" means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any United States or foreign federal, state or local government, including any governmental authority, agency, department, board, commission or instrumentality of such government or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, and shall include the Bankruptcy Court.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Industries" has the meaning assigned to such term in the preamble to this Agreement.

"Initial Deposit" has the meaning assigned to such term in Section 3.1(a) of this Agreement.

"Knowledge" means with respect to USPB and USPBCo, the actual knowledge (without any duty to investigate) of Steven D. Hunt; with respect to the Buyers other than USPB and USPBCo, the actual knowledge (without any duty to investigate) of the executive officers of such party; and with respect to Sellers, the actual knowledge (without any duty to investigate) of the following officers: Marc Kuemmerlein, Robert Schuller and Robert Terry.

"Lactoferrin Interest" means a forty-nine percent (49%) membership interest in Farmland National Beef aLF, LLC, a Delaware limited liability company.

"Law" means any federal, state or local law (including any final adjudication as to common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

"Liabilities" and "Liability" mean any liability, obligation, debt or commitment of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Management Committee" has the same meaning assigned to such term as in the Partnership Agreement.

"Material Adverse Effect" means (a) any event, change, or matters in respect of the Business that, individually or in the aggregate, result in or would be reasonably expected to result in a material adverse effect on the results of operations, assets, condition or prospects (financial or otherwise) of the Business (including, without limitation, BSE-related events which become public knowledge after the date of this Agreement), taken as a whole, excluding any such event, change or matter to the extent resulting from or arising in connection with this Agreement or the transactions contemplated hereby or the announcement thereof; (b) any events, conditions or matters that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, the consummation of the transactions contemplated hereby, or the realization of rights and remedies hereunder; and (c) when used in connection with the transactions contemplated in this Agreement, any amendment or modification to the Approval Order or the Bidding Procedures Order which is made after each such Order is entered by the Bankruptcy Court in a form satisfactory to Buyers as required in this Agreement, in any case without the concurrence and consent of Buyers.

"National Beef" has the meaning assigned to such term in the preamble to this Agreement.

"NBPCo" has the meaning assigned to such term in the preamble to this Agreement.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"Partnership Agreement" means that certain Farmland National Beef Packing Company, L.P. Third Amended and Restated Agreement of Limited Partnership, dated December 1, 1997, as amended by the First Amendment to Third Amended and Restated Agreement of Limited Partnership, dated February 3, 1998, and as further amended by the Partial Waiver and Amendment of Article 8.1 of the Third Amended and Restated Agreement of Limited Partnership, dated May 10, 2000.

"Partnership Interest" has the same meaning assigned to such term as in the Partnership Agreement.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

"Post-Closing Payment" has the meaning assigned to such term in Section 7.6(b) of this Agreement.

"Representatives" has the meaning assigned to such term in Section 7.1(b) of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" or "Sellers" has the meaning assigned to such term in the preamble to this Agreement.

"Seller Released Parties" has the meaning assigned to such term in Section 10.1 of this Agreement.

"Superior Transaction"means one or more written or oral proposals (with such oral proposals made on the record at a hearing before the Bankruptcy Court) made by one or more third parties for an Alternative Transaction that represents, in Sellers' sole discretion, upon consultation with the Creditors Committee, the Bondholders Committee and the Bank Group, a higher or better offer for the Beef Interests than the offer made by Buyers for the Beef Interests pursuant to the terms of this Agreement.

"Tax" and "Taxes"mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Sec. 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"USPB" has the meaning assigned to such term in the preamble to this Agreement.

"UBPBCo" has the meaning assigned to such term in the preamble to this Agreement.

"USPP" has the meaning assigned to such term in the preamble to this Agreement.

SECTION 2     PURCHASE OF BEEF INTERESTS; TRANSFER OF LACTOFERRIN INTEREST.

2.1     Purchase of Beef Interests.

  Subject to the terms and conditions of this Agreement, and subject to the representations and warranties made in this Agreement, on the Closing Date Industries and Foods will sell, assign, transfer and convey to Buyers (and to one or more Persons to be designated by Buyers, which will include at least one Person in which Buyers do not have any control or ownership interest) and Buyers (and, as applicable, their designees) will purchase and accept from Industries and Foods, all of Industries' and Foods' right, title and interest in and to the Beef Interests.  The parties agree that Buyers and their designees shall not number more than twenty (20) Persons in the aggregate, that Buyers shall guaranty the performance under this Agreement of any designee and that any designee shall, prior to Closing, enter into an accession agreement, in a form reasonably acceptable to the parties, binding such designee to the terms of this Agreement.

2.2     "AS IS" TRANSACTION.  BUYERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS AND NBPCO. MAKE NO (AND SELLERS AND NBPCO. EXPRESSLY DISCLAIM AND NEGATE ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE BEEF INTERESTS, NATIONAL BEEF OR ITS ASSETS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH BUYER WILL ACCEPT THE BUSINESS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

2.3     Transfer of Lactoferrin Interest.

  Subject to the terms and conditions of this Agreement, and as part of the transaction described in Section 2.1 of this Agreement, on the Closing Date the parties will cause National Beef to assign, transfer and convey the Lactoferrin Interest to Industries.  The parties acknowledge that after the Closing, the Lactoferrin Interest will be subject to a "put" right, as more particularly described in the First Amended and Restated Limited Liability Company Agreement of Farmland National Beef aLF, LLC, to be executed effective at Closing pursuant to Section 4.3(b) of this Agreement.

SECTION 3     DEPOSIT.

3.1     Deposit.

(a)     Within one (1) business day afterthe entry of the Bidding Procedures Order by the Bankruptcy Court, USPB shall establish with JP Morgan Chase Bank (the "Escrow Agent"), a joint order escrow account (the "Deposit Escrow Account") in an amount equal to $5,000,000 (the "Initial Deposit"), which Initial Deposit shall be earnest money and which Initial Deposit shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Deposit Escrow Agreement").

(b)     Upon receipt by Buyers of firm commitments (which shall be satisfactory to Buyers in their sole discretion in all respects) from one or more equity investors or lenders for fully financing the transactions contemplated in this Agreement (the "Commitments"), USPB will place an additional $5,000,000 into the Deposit Escrow Account (the "Additional Deposit") which Additional Deposit shall be held pursuant to the Deposit Escrow Agreement.  Collectively, the Initial Deposit and the Additional Deposit are referred to in this Agreement as the "Deposit."

3.2     Disposition of Deposit if Transaction Does Not Close.

  If the Closing does not occur as contemplated in this Agreement and this Agreement is terminated as provided in this Agreement, the Deposit (plus any accrued interest thereon) shall be released from the Deposit Escrow Account and paid as follows:

(a)     in the event the Closing does not occur solely because Sellers have terminated this Agreement pursuant to Section 12.1(e)(1), the Deposit (and any accrued interest thereon) shall be released from the Deposit Escrow Account and paid to the Sellers;

(b)     in the event the Closing does not occur because (i) any party has terminated this Agreement pursuant to Section 12.1(b) or (ii) Buyers have terminated this Agreement pursuant to Section 12.1(d)(2), in either event solely because of a failure of the condition set forth in Section 8.6, Buyers and Sellers agree, and hereby irrevocably instruct the Escrow Agent, that the Additional Deposit (and any interest accrued thereon) shall be released from the Deposit Escrow Account and paid to the Sellers, and the Initial Deposit (and any interest accrued thereon) shall be released from the Deposit Escrow Account and paid to USPB; and

(c)     in all other cases, the Deposit (and any accrued interest thereon) shall be released from the Deposit Escrow Account and paid to USPB.

SECTION 4     CLOSING.

4.1     Closing Date.

  The Closing shall take place at 10:00 a.m. (Missouri time) on: (a) the laterof (i) July 31, 2003 or (ii) the date that is two (2) business days after the satisfaction or written waiver of all of the conditions to the obligations to the parties to consummate the transactions contemplated hereby, as set forth in Sections 8 and 9 of this Agreement; or (b) at Sellers' election, September 2, 2003 (provided that such election shall be made not later than July 15, 2003); or (c) such other date as the parties may mutually agree upon in writing (the "Closing Date"), at the office of Bryan Cave LLP, 1200 Main, Suite 3500, Kansas City, Missouri.  Failure to consummate the purchase and sale provided for in this Agreement on such date will result in the termination of this Agreement only as described in Section 12 of this Agreement.

4.2     Assignment of Beef Interests and Payment of Purchase Price.

  At the Closing and effective as of the Closing Date:

(a)              Industries and Foods shall sell, assign, transfer and convey to Buyers all of their right, title and interest in and to the Beef Interests.  Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Industries and Foods to Buyers of one or more assignments in substantially the form attached hereto as Exhibit B.

(b)              Buyers shall deliver to Industries and Foods a single cash payment in an amount equal to $232,000,000 (the "Purchase Price") ($58,100 of which shall be allocated to Foods), without regard to the Deposit, such payment to be made by wire transfer of immediately available funds to such account as Industries and/or Foods shall designate.  Buyers and Sellers shall direct the Escrow Agent to transfer an amount equal to the amount held in the Deposit Escrow Account to Buyers by wire transfer of immediately available funds to such account as Buyers shall designate.

4.3     Additional Actions at Closing.

At the Closing and effective as of the Closing Date:

(a)     The parties shall cause National Beef, as the sole member of Farmland National Beef aLF, LLC, to distribute the Lactoferrin Interest to Industries.

(b)     National Beef and Industries shall execute the First Amended and Restated Limited Liability Company Agreement of Farmland National Beef aLF, LLC in substantially the form attached hereto as Exhibit B.

(c)     Buyers shall reimburse National Beef for $182,000 of the fees relating to the transaction contemplated in this Agreement and paid to A.G. Edwards & Sons, Inc. and such reimbursement shall be credited to the net income of National Beef for purposes of the distributions under Section 7.6 hereof.  Buyers agree to indemnify and hold harmless National Beef and Sellers against any Liability asserted against any of them that relates to the portion of the fees for which Buyers are due to reimburse National Beef under this paragraph (c).

(d)     Notwithstanding any other provision thereof, Industries agrees to, and the parties agree to cause National Beef to, terminate (without further obligation or liability) the Cattle Agreement so that it shall be of no further effect from and after the Closing.  The parties agree to cause National Beef to fully release Industries from any claim on the Cattle Agreement.

SECTION 5     REPRESENTATIONS AND WARRANTIES OF SELLERS.

Sellers hereby represent and warrant to Buyers as follows (except as set forth on Exhibit E hereto, the "Disclosure Schedule"):

5.1     Authorization for Agreement and Consents.

  Subject to the entry of the Bidding Procedures Order and the Approval Order, the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary corporate actions of Sellers prior to the Closing, and this Agreement is, and any document or instrument to be executed and delivered by Sellers pursuant hereto will be, legal, valid and binding obligations of Sellers enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies.

5.2     Organization.

  NBPCo. is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Kansas.  Industries is a cooperative corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas.  Foods is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas.  Each Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not constitute or be reasonably expected to constitute a Material Adverse Effect.  Subject to Bankruptcy Court approval, each Seller has all requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder.  Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Sellers requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Sellers in respect of any Governmental Authority, subject to Section 7.2.

5.3     Beef Interests.

(a)     Industries and Foods hold of record and own beneficially their respective interests in the Beef Interests, which Beef Interests are fully paid, and free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws or the Partnership Agreement), Taxes, security interests, encumbrances, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, other interests or other Liabilities, except for those that will be released at Closing and those arising under the Partnership Agreement.  Neither Industries nor Foods is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Beef Interests.  Neither Industries nor Foods is a party to any option, warrant, purchase right, or other contract or commitment that could require either of them to sell, transfer, or otherwise dispose of any of the Beef Interests (other than pursuant to the Partnership Agreement and this Agreement).

(b)     The only asset held by NBPCo is its 2.5034% general Partnership Interest in National Beef, which it holds of record and beneficially.  Such interest is fully paid, and free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws or the Partnership Agreement), Taxes, security interests, encumbrances, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, other interests or other Liabilities, except for liens held by the Bank Group which will be released at Closing and restrictions under the Partnership Agreement. NBPCo. has no debts or Liabilities except those Liabilities which are derivative from its position as a general partner of National Beef.  NBPCo. has no debts or Liabilities to Bryan Cave LLP, Goldsmith, Agio, Helms & Lynner, LLC or any employee.

5.4     Litigation.

  The Disclosure Schedule sets forth each instance in which Sellers (i) are subject to any outstanding injunction, judgment, order, or decree or (ii) are a party or, to Sellers' Knowledge, are threatened to be made a party, to any action, suit, proceeding, hearing, or, to Sellers' Knowledge, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which, in the case of either clause (i) or (ii) of this Section 5.4, would have a Material Adverse Effect.

5.5     No Finder's Fees.

  Such Seller has not employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated in this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any Buyer or National Beef may be obligated to pay such a fee or commission.  Each Seller shall be responsible for and pay any and all fees due to any such party employed or retained by such Seller.  Without limiting the foregoing, no Buyer is obligated to pay any fee or commission or other payment to Goldsmith, Agio, Helms & Lynner, LLC in connection with the services rendered by it to Sellers in connection with the consummation of the transactions contemplated in this Agreement.

5.6     No Litigation.

  No suit, action or legal, administrative, arbitration or other proceeding and, to such Seller's Knowledge, no investigation by any governmental agency, is pending or, to such Seller's Knowledge, has been threatened by or against such Seller which would materially and adversely affect the ability of such Seller to consummate the transactions provided for in this Agreement.

5.7     No Rights or Options to Purchase.

  Such Seller has no interest in, right or option to purchase any of the Beef Interests which arises or exists outside of the terms of this Agreement and the Partnership Agreement.

SECTION 6     REPRESENTATIONS AND WARRANTIES OF BUYERS.

Each Buyer hereby represents and warrants, individually, and not jointly and severally, to Sellers as follows:

6.1     Authorization for Agreement and Consents.

  The execution, delivery and performance of this Agreement by such Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of such Buyer prior to the Closing, and this Agreement is, and any document or instrument to be executed and delivered by such Buyer pursuant hereto will be, legal, valid and binding obligations of such Buyer enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of equitable remedies.

6.2     Organization.

  Such Buyer is duly organized, validly existing and in good standing under the Laws of the state of its organization. Such Buyer is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not constitute or be reasonably expected to constitute a Material Adverse Effect.  Such Buyer has all requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by such Buyer requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by such Buyer in respect of any Governmental Authority, subject to Section 7.2.  No entity (as defined in Part 801.1(a)(2) of 16 C.F.R. Parts 801-803 (the "HSR Rules")) or group of entities controlled by a single "ultimate parent entity" (as defined in Part 801.1(a)(3) of the HSR Rules) will "hold" (as defined in Part 801.1(c) of the HSR Rules) 100% of the National Beef Partnership Interests as a result of the transactions contemplated in this Agreement.

6.3     No Violation.

  The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by such Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the organizational documents of such Buyer or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment, decree or Law to which such Buyer is bound or to which such Buyer's properties or assets are subject.

6.4     Finder's Fees.

  Such Buyer has not employed or retained any broker, agent, finder or other party or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated in this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Sellers may be obligated to pay such a fee or a commission.  Such Buyer shall be responsible for and pay any and all fees due to any such party employed or retained by such Buyer.

6.5     No Litigation.

  No suit, action or legal, administrative, arbitration or other proceeding and, to such Buyer's Knowledge, no investigation by any governmental agency, is pending or, to such Buyer's Knowledge, has been threatened by or against such Buyer which would materially and adversely affect the ability of such Buyer to consummate the transactions provided for in this Agreement.

6.6     No Rights or Options to Purchase.

  Such Buyer has no interest in, right to or option to purchase any of the Beef Interests which arises or exists outside of the terms of this Agreement and the Partnership Agreement.

6.7     Investment Representations of Buyers.

     (a)     Such Buyer understands that the Beef Interests have not been registered under the Securities Act or the securities laws of any state, and are being sold pursuant to an exemption from registration contained in the Securities Act and the securities laws of the respective states based upon the representations of such Buyer contained in this Agreement.

     (b)     Except to the extent parties may be added pursuant to Section 2.1, such Buyer is acquiring the Beef Interests sold hereunder for its own account for investment and not as a nominee and not with a view to the distribution thereof.  Such Buyer understands that it must bear the economic risk of this investment indefinitely unless the Beef Interests are registered pursuant to the Securities Act and state securities laws, or an exemption from such registrations is available.

     (c)     By reason of its business or financial experience (including its experience with National Beef), or that of its professional advisor, such Buyer has the capacity to protect its own interests in connection with the acquisition of the Beef Interests hereunder and has the ability to bear the economic risk (including the risk of total loss) of its investment.

SECTION 7     COVENANTS OF THE PARTIES.

7.1     Sellers' Chapter 11 Bankruptcy Cases.

(a)     This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court, and Sellers shall have no liability under this Agreement unless and until such approval and authorization shall be given by the Bankruptcy Court.  As soon as reasonably practicable following execution of this Agreement, Sellers shall file with the Bankruptcy Court the Bidding Procedures and Sale Motion.  Each Buyer agrees that it will promptly take such actions as requested by Sellers to assist in obtaining the Approval Order and the Bidding Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyers under this Agreement and demonstrating that such Buyer is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code.  No party may, without the prior written consent of the other parties, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Beef Interests; provided, however, that the foregoing shall not restrict any party from responding to any motion or pleading so long as such response is delivered to all parties prior to filing with the Bankruptcy Court.  In the event the Approval Order or the Bidding Procedures Order is appealed, each Seller and each Buyer shall use their best efforts to dismiss or defend against such appeal; provided that if such appeal is successful, the Buyers may terminate this agreement at their option.

(b)     Sellers and Buyers agree that until the earlier of the issuance by the Bankruptcy Court of the Approval Order or the termination of this Agreement in accordance with its terms, Sellers and their respective Affiliates, and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives (collectively, "Representatives") shall be permitted to solicit bids from and negotiate with any Person (other than Buyers), and complete a transaction with any Person (other than Buyers) who has entered a qualified bid at the Auction, pursuant to the Bidding Procedures Order (an "Alternative Transaction"); provided, however, that Sellers and their Affiliates may only enter into, and seek Bankruptcy Court approval of, such Alternative Transaction if it is a Superior Transaction.  Sellers and Buyers further agree that except for the solicitation and acceptance of bids pursuant to the Bidding Procedures Order, no other solicitation, negotiation or receipt of offers can be made or received by Sellers with respect to any person other than Buyers whether for the direct or indirect sale, transfer or other disposition, in one or more transactions, of the Beef Interests or the assets of National Beef (all or part thereof) and/or the recapitalization or restructuring of the Business. Except as otherwise provided herein, Sellers may not take any action, affirmative or otherwise (including entering into any agreement or letter of intent with respect thereto), to directly or indirectly cause, promote or assist the purchase, transfer or restructuring of the Beef Interests, the Business or the assets of National Beef.  Furthermore, Sellers shall take no action to cause or attempt to cause National Beef to take any action prohibited to Sellers hereunder. The Bidding Procedures Order shall only authorize the auction of the Beef Interests.  No other form of asset purchase, offer or bid may be made or entertained.  The Bidding Procedures Order shall provide that this Section 7.1(b) is binding on the Sellers through the Auction Date.   If an agreement for an Alternative Transaction specifically authorized by this Section 7.1(b) is entered into and approved by the Bankruptcy Court,  Buyers shall be paid any Break-up Fee that may be required pursuant to Section 12.2 at the time provided for therein.

     (c) As provided in the Bidding Procedures Order, any potential bidder for the Beef Interests that is a "competitor," as defined in the Partnership Agreement, is required to acknowledge, in writing, among other things, all terms, conditions, and restrictions of the Partnership Agreement before receiving due diligence materials or submitting a bid.  To implement that Order, and facilitate the procedures approved in that Order, the parties agree that each potential bidder shall execute two original Questionnaire and Disclosure Statements in the form attached as Exhibit E-1 ("Bidder Disclosure Statement"), as a condition to its submission of a bid or receipt of due diligence materials.

(i)     If such Bidder Disclosure Statement reveals that a potential bidder is an "Agreed Competitor" or an "affiliate" (as defined in the Partnership Agreement) of an Agreed Competitor, then such potential bidder shall be required as a further condition to its receipt of due diligence materials or its submission of a bid to execute two original "Confidentiality and Bidding Agreement 1" in the form attached as Exhibit E-2 ("CBA1").

(ii)     If such Bidder Disclosure Statement represents that a potential bidder is neither an Agreed Competitor nor an "affiliate" (as defined in the Partnership Agreement) of an Agreed Competitor, but further represents that such potential bidder, or any affiliate of the bidder is engaged, directly or indirectly, in cattle acquisition, the beef processing business, or the sale of beef products, then Sellers and Buyers shall promptly meet and confer to determine whether such potential bidder is a "competitor" as defined in the Partnership Agreement.  If the parties agree that such bidder is such a competitor, then it shall be required to execute two original CBA1 as a condition to its receipt of due diligence materials and submission of a bid.  If the parties agree that such bidder is not a competitor (as defined in the Partnership Agreement), then it shall execute two original "Confidentiality and Bidding Agreement 2" in the form attached as Exhibit E-3 ("CBA2"), as a condition to its receipt of due diligence materials and submission of a bid.  If Sellers and Buyer cannot agree within three (3) business days as to whether such bidder is a "competitor," then the question shall be submitted to the Bankruptcy Court for expedited and binding resolution.

(iii)     If such Bidder Disclosure Statement represents that a potential bidder is not an Agreed Competitor nor an "affiliate" (as defined in the Partnership Agreement) of an Agreed Competitor, nor engaged directly or indirectly in cattle acquisition, the beef processing business, or the sale of beef products, then it shall execute two original CBA2 as a condition to its receipt of due diligence materials and submission of a bid.

(iv)     Any bid submitted by a person that has not executed a Bidder Disclosure Statement and a Confidentiality and Bidding Agreement as provided in this Section 7.1(c) shall not be considered, and such person shall not be permitted to participate in the auction described in the Bidding Procedures Order.

(v)                One original of each document executed by a potential bidder pursuant to this Section 7.1(c) shall be immediately provided to Buyers.

(vi)              National Beef and Buyers reserve all rights and remedies with respect to any breach by any potential bidder of an executed Confidentiality and Bidding Agreement or any misrepresentation included in any executed Bidder Disclosure Statement.

7.2     HSR Act.

  If, notwithstanding the representation in Section 6.2, premerger filings are required under the HSR Act in connection with the transactions contemplated in this Agreement, then each Seller and Buyers will file (or cause its "ultimate parent entity" as determined pursuant to the HSR Act to file) a notification and report form ("Form") with the Federal Trade Commission and U.S. Department of Justice Antitrust Division (collectively, the "Agencies," individually the "Agency") within five (5) business days after signing this Agreement, and Sellers and Buyers shall each file or cause to be filed similar foreign notifications, reports and filings that may be required within ten (10) business days after signing this Agreement.  Counsel for the parties shall exchange such information as is necessary to assist counsel for each party in preparing its Form and shall reasonably cooperate with each other throughout any antitrust investigation. During the initial waiting period following filing of the Forms, the parties shall respond as promptly as practicable to any informal inquiries or requests for information received from an Agency investigating the competitive effect of the proposed transaction.

7.3     Public Announcements.

  Prior to the Closing Date, no party nor any of its respective Affiliates or Representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written or verbal approval of the other parties hereto, unless such disclosure is required by Applicable Law, an Order of the Bankruptcy Court or by obligations pursuant to any agreement with any national securities exchange; provided, that the party intending to make such release shall give the other parties prior notice and shall use its best efforts consistent with such Applicable Law, Order or obligation to consult with the other parties with respect to the text thereof.

7.4     Limited Waiver of Provisions of Partnership Agreement.

  Each of USPBCo and NBPCo, in their capacity as general partners of Farmland National, hereby waive the application of Section 8.2, 8.3 and 8.4 of the Partnership Agreement with respect to this transaction and any Alternative Transaction, with the agreement that each of the parties be able to enter into this Agreement and consummate the transactions contemplated hereby without triggering the application of the right of first refusal, buy/sell and merger put right provisions contained in the Partnership Agreement.  Such waiver shall commence as of the date of this Agreement and shall expire as follows: (i) if this Agreement is terminated pursuant to Section 12.1(c), 12.1(d)(1), 12.1(d)(2) (provided that any Section 12.1(d)(2) termination shall apply to this provision only if such termination is a result of the failure of the conditions set forth in Section 8.4, 8.7 (and then only if such termination is a result of the failure of the condition set forth in the definition of Material Adverse Effect subpart "c"), or 8.9) or 12.1(g), on the date of such termination; or (ii) if the Agreement is terminated prior to Closing for any reason other than as specified in (i) of this Section 7.4, 60 days after such termination.  The waiver contained in this Section 7.4 shall apply only to actions taken by the parties pursuant to this Agreement and shall not apply in any other situation.  Except as hereinbefore expressly provided, for so long as any party holds any Partnership Interests, it will comply with and observe the provisions of the Partnership Agreement in all respects.

7.5     Commitments.

  Buyers agree to utilize best efforts to obtain and deliver to Sellers the Commitments (which shall be satisfactory to Buyers in their sole discretion in all respects) by no later than 5:00 p.m. on July 7, 2003.  Buyers shall keep Sellers informed as to the status of the Commitments, shall provide Sellers with copies of such Commitments upon Buyers' receipt of same and shall promptly and fully respond to Sellers reasonable requests with respect to information concerning the status of the Commitments.

7.6     Distribution and Post-Closing Payment.

(a)     Buyers agree to cooperate in all respects reasonably requested by Sellers to cause National Beef to, not later than June 30, 2003, make the third quarter 2003 allocation and distribution to National Beef partners in accordance with the Partnership Agreement.

(b)     In addition to the distribution to be made in accordance with Section 7.6(a), Buyers and NBPCo. agree, jointly and severally, to cause National Beef to make to Industries, not later than October 15, 2003, a post-closing payment (the "Post-Closing Payment") in full satisfaction of the distributions that would otherwise be due to Industries and NBPCo. under Section 4.4(a) of the Partnership Agreement in relation to the final quarter 2003.  The Post-Closing Payment shall be calculated on the basis of the total distribution for such quarter that would be due to Industries and NBPCo and as though the Partnership Agreement were in effect through the date of the calculation and payment; provided, however, (i) if the Closing occurs prior to August 31, 2003, the Post-Closing Payment that would otherwise be due to Industries pursuant to this paragraph (b) shall be multiplied by a fraction, the numerator of which is the number of days from and including June 1, 2003 to and including the Closing Date and the denominator of which is 92, (ii) if Sellers elect to extend the Closing Date pursuant to Section 4.1, such fraction shall be 2/3, and (iii) such fraction shall in no event be less than 2/3.  Notwithstanding the foregoing, in the event that the Closing Date is after September 2, 2003, the parties and NBPCo. shall cause National Beef to make an additional tax distribution to Sellers pursuant to Section 4.4(a) of the Partnership Agreement for the period September 1, 2003 to the Closing Date.  The Post Closing Payment shall be calculated without regard to, and shall not include any reduction for, any amount paid or payable for any services in connection with this transaction or payments made pursuant to Section 7.11.

(c)     The Post-Closing Payment will be subject to Sellers' review.  In reviewing the Post-Closing Payment, Sellers will have the right to communicate with, and to review the work papers, schedules, memoranda and other documents Buyers prepared or reviewed in determining the Post-Closing Payment (including without limitation National Beef's books and records) and thereafter will have access to all relevant books and records, all to the extent Sellers reasonably require to complete their review of Buyers' calculation of the Post-Closing Payment.  Within 30 calendar days after Sellers' receipt of the Post-Closing Payment, Sellers will advise Buyers whether, based on such review, Sellers have any exception to such calculation. Unless Sellers deliver to Buyers within such 30 calendar day period a letter describing Sellers' exceptions to Buyers' calculation of the Post-Closing Payment (or a letter describing the failure of Buyers to comply with their obligations under this Section 7.6(c) which has resulted in Sellers' inability to determine the exceptions to the Post-Closing Payment), the Post-Closing Payment will be conclusive and binding on Buyers and Sellers. If Sellers submit a letter detailing any exceptions to the calculation of the Post-Closing Payment, then (1) for 20 days after the date Buyers receive such letter, Sellers and Buyers will use their best efforts to agree on the calculation of the Post-Closing Payment and (2) lacking such agreement, the matter will be resolved under Section 7.6(d).

(d)     Valuation Process.

(i)     If Buyers and Sellers have not agreed as to the Post Closing Payment within the 20 days after delivery of Sellers' exceptions, then for 10 days either Buyers or Sellers will have the right to refer the matter for resolution by a Big "4" certified public accounting firm  (the "Valuation Expert"), to be selected by accountants for Buyers and accountants for Sellers (the "Value Experts"), by giving notice to the other of their election to do so.  Failure to provide notice of the exercise of the right to refer the matter for resolution to the Valuation Expert within such time will be deemed to be a waiver of such right and the Post-Closing Payment, as made, shall be deemed to be binding and conclusive on the parties.

(ii)     Within five business days after referring a matter to the Value Experts in accordance with Section 7.6(d), the Value Experts will select the Valuation Expert. Within five business days thereafter, Buyers and Sellers will deliver to each other and to the Valuation Expert a written notice setting forth in reasonable detail such party's position with respect to the amount and calculation of the Post-Closing Payment (each a "Decision Notice").  Within five business days after receiving the Decision Notices, the Valuation Expert will determine its best estimate of the fair value of the Conclusive Adjustment Amount and such amount will be averaged with the amount in the Decision Notice that is closest to such amount.Such amount determined in accordance with this Section 7.6(d) is the "Conclusive Adjustment Amount."

(iii)     The Valuation Expert's decision will be in writing and will be final and binding upon the parties, and may be entered in any court of competent jurisdiction upon the application of any party. The party whose Decision Notice is not used in the averaging process will bear the Valuation Expert's expenses. Each party will bear the costs of its own counsel, witnesses (if any) and employees.

(iv)     If the Conclusive Adjustment Amount is different than the Post-Closing Payment, then, within two business days of the determination of the Conclusive Adjustment Amount, Sellers (Buyers) will pay to Buyers (Sellers), as appropriate, an amount equal to the difference between the Post-Closing Payment and the Conclusive Adjustment Amount, together with interest thereon as provided herein during the period commencing on October 15, 2003 and continuing through but excluding the date the Conclusive Adjustment Amount is paid.  For purposes of this Section 7.6(d)(iv), interest shall be calculated at the "Prime Rate" (defined as the daily prime rate of interest as published from time to time in The Wall Street Journal as being the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) plus 2 percentage points.

7.7     Taxes.

     (a)     Industries shall be responsible for and pay when due all Taxes arising out of the transfer of the Lactoferrin Interests to Industries by National Beef.  Buyers shall be responsible for and pay when due all sales, use, recording and transfer Taxes arising out of the transfer of the Beef Interests by Sellers and the other transactions contemplated in this Agreement (other than any Taxes calculated by reference to the taxable income of Sellers).

     (b)     If Buyers have a reasonable basis to conclude that National Beef does not have a valid election under Section 754 of the Code in effect for the taxable period of National Beef that includes the Closing Date, the parties agree to take whatever action may be necessary or appropriate to cause National Beef to make a valid election under Section 754 of the Code (and any corresponding elections under state, local, or foreign tax law) that is effective for the period that includes the Closing Date.

     (c)     The Buyers and Sellers agree that within a reasonable period following the Closing Date they will negotiate in good faith to determine the allocation of the Purchase Price among each of National Beef's assets or class of assets as of the Closing Date.  If an agreement is not reached, either the Buyers or the Sellers will have the right to refer the matter for resolution in accordance with the procedures of Section 7.6(d).  Each of the Sellers and the Buyers agree that, to the extent permitted by applicable law, it will, and will cause National Beef to, adopt and utilize the amounts so allocated to each asset or class of assets for purposes of all federal, state and other income Tax returns or reports of any nature filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax returns or reports, in any claim for refund, in any litigation or otherwise with respect to such Tax returns or reports.

7.8     National Beef Name.

  Buyers shall cause National Beef to remove the word "Farmland" from its name not later than 90 days after the Closing Date.

7.9     Efforts.

  Except as otherwise expressly set forth herein, all parties agree to undertake commercially reasonable efforts to cause all conditions precedent to the Closing to be fulfilled in a timely manner.

7.10     National Beef Operations.

  Except as otherwise expressly provided in this Agreement, from the date of this Agreement through the date the Post-Closing Payment is made as provided in Section 7.6, Sellers, NBPCo. and Buyers shall cause National Beef to be operated in the ordinary course of business, consistent with past practice, in compliance with the National Beef budget and Partnership Agreement, and in the absence of any transaction (including without limitation paying extraordinary dividends or repurchase of Partnership Interests) with its Affiliates outside of the ordinary course of business.

     7.11     Funding Escrow.  The parties acknowledge and agree that the Buyers may elect to place into escrow the funding proceeds received pursuant to the Commitments and additional funds (the "Funding Escrow") in the event that Sellers elect to extend the Closing Date pursuant to Section 4.1.  In the event that the Funding Escrow is required by reason of such extension, the Buyers shall place the funding proceeds into the Funding Escrow and the parties agree to and shall cause National Beef to provide such amounts in addition to the funding proceeds as are necessary to fully fund the Funding Escrow, provided that Sellers shall be paid all interest and earnings on the Funding Escrow and Sellers' consent to investment decisions with respect to the Funding Escrow shall be required, such consent not to be unreasonably withheld.  The parties also acknowledge and agree that, as between the parties and National Beef, National Beef shall bear the risk with respect to the funds it places in the Funding Escrow.

     7.12     Material Adverse Effect Notice.  Buyers shall provide Sellers with written notice of any Material Adverse Effect as soon as reasonably practicable after any Buyer has Knowledge of such Material Adverse Effect.  In addition, Buyers shall, not later than July 15, 2003 (and if the Closing is extended pursuant to Section 4.1, again on August 15, 2003), provide Sellers with a certificate executed by Steven D. Hunt, CEO of USPB, specifying any event Buyers may rely upon as a Material Adverse Effect or that no Material Adverse Effect has occurred as of such date.

SECTION 8     CONDITIONS PRECEDENT TO BUYERS' OBLIGATIONS.

The obligations of Buyers at the Closing hereunder are subject, at the Buyers' election, to the satisfaction on or prior to the Closing Date of the conditions set forth in this Section 8.  Notwithstanding the failure of any one or more of such conditions (other than the approval of the Bankruptcy Court), Buyers may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that, as of the Closing Date, any Buyer has Knowledge of the failure of any of such conditions or the breach by Sellers of any of the representations or warranties contained in this Agreement and nevertheless proceeds with Closing, such Buyer shall be deemed to have waived for all purposes any rights or remedies they may have against Sellers by reason of the failure of any such condition or the breach of any such representation or warranty.

8.1     Representations and Warranties True.

The representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for representations and warranties that relate to a specific date).

8.2     Compliance with Agreement.

Sellers shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by Sellers prior to or on the Closing Date.

8.3     HSR Act Filings.

  If premerger notifications are required under the HSR Act, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated.

8.4     Bankruptcy Court Approvals.

  This Agreement and the transactions contemplated thereby shall have been approved by the Bankruptcy Court as provided in Section 7.1.  The Bidding Procedures Order in a form acceptable to Buyers shall have been entered not later than June 13, 2003.  The Approval Order in a form acceptable to Buyers shall have been entered not later than July 18, 2003.

8.5     No Order.

  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that materially prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated in this Agreement that has not been withdrawn or terminated.

8.6     Commitments.

  Buyers shall have received funding in accordance with the Commitments, which Commitments shall be satisfactory to Buyers in their sole discretion in all respects.

8.7     No Material Adverse Effect.

  There shall not have been and be continuing any development that would constitute a Material Adverse Effect.

8.8     Ordinary Course Operations.

  National Beef shall have been managed in the ordinary course of business, consistent with past practice, in compliance with the Partnership Agreement and in the absence of any transaction (including without limitation paying extraordinary dividends or repurchase of Partnership Interests) with its Affiliates outside of the ordinary course of business.

     8.9     Trademark License.  Sellers and National Beef shall have entered into a trademark license agreement which provides for National Beef's use, on a mutually acceptable basis, of trademarks owned or licensed by Sellers and which trademarks are currently in use by National Beef.

SECTION 9     CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

The obligations of Sellers at the Closing hereunder are subject, at Sellers' election, to the satisfaction on or prior to the Closing Date of the conditions set forth in this Section 9.  Notwithstanding the failure of any one or more of such conditions, Sellers may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that, as of the Closing Date, Sellers have Knowledge of the failure of any of such conditions or the breach by any Buyer of any of the representations or warranties contained in this Agreement and nevertheless proceed with Closing, Sellers shall be deemed to have waived for all purposes any rights or remedies they may have against such Buyer by reason of failure of any condition or the breach of any such representation or warranty.

9.1     Representations and Warranties True.

  The representations and warranties made by each Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for representations and warranties that relate to a specific date).

9.2     Compliance with Agreement.

  Each Buyer shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

9.3     HSR Act Filings.

  If premerger notifications are required under the HSR Act, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated.

9.4     Bankruptcy Court Approvals.

  This Agreement and the transactions contemplated thereby shall have been approved by the Bankruptcy Court as provided in Section 7.1.  The Bidding Procedures Order in a form acceptable to Sellers shall have been entered not later than June 13, 2003.  The Approval Order in a form acceptable to Sellers shall have been entered not later than July 18, 2003.

9.5     No Order.

  No statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority or arbitrator that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated in this Agreement that has not been withdrawn or terminated.

9.6     Interim Distributions.

  National Beef shall have made the distribution set forth in Section 7.6(a) hereto.

     9.7     Trademark License.  Sellers and National Beef shall have entered into a trademark license agreement which provides for National Beef's use, on a mutually acceptable basis, of trademarks owned or licensed by Sellers and which trademarks are currently in use by National Beef.

SECTION 10     RELEASE.

10.1     Release of Sellers.

  Effective as of the Closing, each Buyer hereby forever releases and discharges (and shall cause National Beef to release and discharge) Sellers and their Affiliates, direct and indirect, present or future  shareholders, directors and officers, employees, agents and Representatives (collectively, the "Seller Released Parties") from any and all liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys' fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, that such Buyer or its respective successors or assigns, has or may have against any of the Seller Released Parties, including without limitation matters related to or arising from (i) the February 3, 2003, action in the Delaware Court of Chancery filed by USPB and USPBCo or the claims or facts alleged therein, (ii) the Partnership Agreement or performance thereof, (iii) marketing of the Beef Interests or (iv) common law, fiduciary or other duty related to National Beef or operation or management thereof, but excluding claims arising under this Agreement or the transactions contemplated hereunder.

10.2     Release of Buyers.

  Effective as of the Closing, each Seller hereby forever releases and discharges Buyers and their Affiliates, direct and indirect, present or future shareholders, directors and officers, employees, agents and Representatives (collectively, the "Buyer Released Parties") from any and all liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys' fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, that such Seller or its respective successors or assigns, has or may have against any of the Buyer Released Parties, including, but not limited to matters related to or arising from the Partnership Agreement or performance thereof or common law, fiduciary or other duty related to National Beef or operation thereof, but excluding claims arising under this Agreement or the transactions contemplated hereunder.

SECTION 11     SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

11.1     Survival.

  The covenants, representations and warranties contained in this Agreement shall not survive the Closing; provided, however, all of the parties' covenants, agreements and obligations contained in Sections 3, 6.1, 6.2, 7.1, 7.4, 7.6, 7.8, 7.10, 10, 11.2, 12 and 13 shall survive the Closing indefinitely and the covenants, agreements and obligations of Sections 5.1, 5.2 and 5.3 shall survive until the second anniversary of the Closing.

11.2     Remedy for Breaches of Section 5.3.

  In the event of a breach by any Seller of any of the representations and warranties contained in Section 5.3, in addition to any other remedy, any Buyer that has been damaged by such breach may seek the assignment to such Buyer of the distributions due to Lactoferrin Interest, or of such part thereof as is necessary to cover the Liability resulting from the breach; provided, however, that such assignment shall not be effective until after a finding of breach and the amount of damages resulting therefrom in a final, nonappealable order by a court of competent jurisdiction and any such distributions shall be escrowed during litigation and pending such order.  Industries shall not be entitled to seek any consideration for such assignment, and the right to seek such assignment shall apply notwithstanding any provision of the First Amended and Restated Limited Liability Company Agreement of Farmland National Beef aLF, LLC.

SECTION 12     TERMINATION AND REMEDIES.

12.1     Termination and Abandonment.

  This Agreement may be terminated and abandoned prior to the Closing Date as follows:

(a)     Buyers and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)     Buyers or Sellers may terminate this Agreement if the Closing shall not have occurred on or before September 30, 2003; provided, however, that this provision shall not be available to the Buyers if the Sellers have the right to terminate this Agreement under paragraph (e)(1) of this Section 12.1, and this provision shall not be available to the Sellers if the Buyers have the right to terminate this Agreement under paragraph (d)(1) of this Section 12.1, and, provided, further that, upon any termination of this Agreement pursuant to this Section 12.1(b) by reason of a failure of the condition set forth in Section 8.6, Buyers shall give the Escrow Agent the instruction in conformance with Section 3.2(b);

(c)     any party may, not later than July 9, 2003 at 12:00 p.m. CDT, terminate this Agreement by giving written notice to the other parties that (i) Commitments (which are satisfactory to the Buyers in their sole discretion in all respects) to fully fund this transaction have not, prior to July 7, 2003 at 5:00 p.m. CDT, been obtained by the Buyers to purchase the Beef Interests or (ii) USPB has failed to make the Additional Deposit on or before July 7, 2003 at 5:00 p.m. CDT;

(d)     the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (1) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyers have notified Sellers of the breach, and the breach has continued without cure for a period of 5 business days after the notice of breach or (2) by reason of the failure of any condition precedent under Section 8 of this Agreement other than conditions with respect to actions the respective parties will take at the Closing itself (unless the failure results from any Buyer breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that Buyers may not terminate this Agreement pursuant to this Section 12(d)(2) by reason of a failure of the condition set forth in Section 8.6 unless Buyers shall have first given the Escrow Agent the instruction in conformance with Section 3.2(b); and provided, further, that Buyers may not terminate this Agreement pursuant to this Section 12(d)(2) by reason of a failure of the condition set forth in Section 8.7 unless Buyers shall have given Sellers' written notice specifying the event relied upon as a Material Adverse Effect as required under Section 7.12 of this Agreement;

(e)     the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing (1) in the event any Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, such Seller has notified Buyers of the breach, and the breach has continued without cure for a period of 5 business days after the notice of breach or (2) by reason of the failure of any condition precedent under Section 9 of this Agreement other than conditions with respect to actions the respective Parties will take at the Closing itself (unless the failure results from any Seller breaching any representation, warranty, or covenant contained in this Agreement);

(f)     any party may terminate this Agreement after the consummation of an Alternative Transaction; or

(g)     the Buyers may terminate this Agreement as provided in Section 7.1(a).

Except as more specifically provided in this Section 12.1, any termination of this Agreement shall only be effective upon written notice, executed by all Buyers or Sellers as the case may be, and delivered to all other parties in accordance with Section 13.6 hereof.

12.2     Effects of Termination

(a)     Generally.  If terminated pursuant to Section 12.1 of this Agreement, this Agreement shall have no further force and effect without Liability to any party or any of their respective Affiliates, officers, directors, employees, agents, advisors or other representatives, except that (1) each party shall maintain in confidence and not use for any other purpose any non-public confidential information of any other party disclosed in connection with the transactions contemplated hereby, and (2) the obligations of the parties under the Deposit Escrow Agreement, and under Sections 3.2 and this Section 12.2 of this Agreement shall remain in full force and effect.

(b)     Break-up Fee.

  Notwithstanding Section 12.2(a) of this Agreement, (i) in the event this Agreement is terminated by any party pursuant to Section 12.1(f), Sellers agree to pay to USPB the Break-up Fee within ten (10) days of the date of consummation of such Alternative Transaction; or (ii) in the event that this Agreement is terminated by Buyers pursuant to Section 12.1(d)(1) and (A) Sellers have not elected to extend the Closing pursuant to Section 4.1, Sellers agree to pay to USPB $5,000,000 in full satisfaction of the Break-up Fee within ten (10) days of such termination, or (B) Sellers have elected to extend the Closing pursuant to Section 4.1, Sellers agree to pay to USPB the Break-up Fee within ten (10) days of such termination.  If USPB is entitled to the Break-up Fee (or such other amount as provided in this Section 12.2(b)), Buyers may not seek any remedies other than collection of the Break-up Fee and Buyers may not claim any additional damages as a result of such termination, and Buyers hereby waive any right to seek any other remedy or to seek any additional damages, including consequential damages.  Except as provided above, termination of this Agreement shall be Buyers' sole remedy for any termination or breach of this Agreement.

(c)     Deposit.

  In the event of termination of this Agreement, the Deposit shall be disposed of in accordance with Section 3.2 of this Agreement.  Sellers may not seek any remedies other than collection of the Deposit (if they are entitled to it) and Sellers may not claim any additional damages as a result of such termination, and each Seller hereby waives any right to seek any other remedy or to seek any additional damages, including consequential damages.  Except as provided above, termination of this Agreement shall be Sellers' sole remedy for any termination or breach of this Agreement.

SECTION 13     MISCELLANEOUS.

13.1     Expenses.

  Except as otherwise expressly set forth in this Agreement to the contrary, each of the parties hereto agrees to be responsible for its own costs, without right of reimbursement from any other, incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated in this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated in this Agreement.

13.2     Inform of Litigation.

  During the period from the date of this Agreement to the Closing Date, each party will promptly inform the other parties in writing of any litigation commenced against such party in respect of the transactions contemplated in this Agreement.

13.3     Assignment.

  Except as may be required by Sellers' agreements with the Bank Group or other financing parties, this Agreement shall not be assigned by any Seller without the prior written consent of Buyers or by any Buyer without the prior written consent of Sellers and any attempted assignment without such written consent shall be null and void and without legal effect.  Buyers agree that Sellers may, without Buyers' consent but upon written notice to Buyers, assign this Agreement as may be required under the Bank Group or other financing agreements.

13.4     Governing Law.

  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

13.5     Amendment and Modification.

  The parties may amend, modify and supplement this Agreement in such manner as may be mutually agreed by all of them in writing.

13.6     Notices.

  All notices, requests, demands, elections and other communications hereunder shall be in writing and deemed to be duly given, (i) when delivered by hand, with a record of receipt, (ii) the fourth day after mailing, if mailed by certified or registered mail, return receipt requested with postage prepaid, (iii) the day delivered by a nationally recognized overnight courier, with a record of receipt, or (iv) the day of transmission, with confirmation of receipt, if delivered by facsimile or telecopy during regular business hours (which regular business hours shall be 9:00 am -- 5:00 pm, Monday through Friday excluding office holidays, at the office where received), or the day after transmission, with confirmation of receipt, if delivered by facsimile or telecopy after regular business hours, to the parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a party may have specified by the notice given to the other party pursuant to this provision):

If to Sellers:

Farmland Industries, Inc.

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attention:     Robert W. Schuller, General Counsel

Fax:  (816) 713-6397

and

Farmland Foods, Inc.

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attention:     Robert W. Schuller, General Counsel

Fax:  (816) 713-6397

and

NBPCo., LLC

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attention:     Robert B. Terry

Fax:  (816) 713-3903

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1200 Main Street, Suite 3500

Kansas City, Missouri 64105

Attention:     Robert M. Thompson

Fax:  (816) 374-3300

and with a copy (which shall not constitute notice) to:

Bryan Cave LLP

211 N. Broadway

Suite 3600

St. Louis, Missouri 63102

Attention:     J. Powell Carman

Fax:  (314) 259-2020

If to Buyers:

U.S. Premium Beef, Ltd./U.S. Premium Products, LLC/USPBCo, LLC

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attention: Steven D. Hunt

Fax:  (816) 713-8810

with a copy (which shall not constitute notice) to:

Lindquist & Vennum, P.L.L.P

4200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota  55402

Attention: Mark J. Hanson

Fax:  (612) 371-3207

or to such other addresses as any party may provide to the others in writing.

13.7     Entire Agreement.

  Except for any confidentiality agreements between the parties (which shall survive the execution and delivery of this Agreement) and the Partnership Agreement, this Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, among the parties hereto and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.9     Successors.

  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns.  In the event that a Chapter 11 trustee should be appointed for Sellers, or in the event that Sellers' Chapter 11 case should be converted to a case under Chapter 7, the obligations of Sellers hereunder shall be binding upon such trustee or successor Chapter 7 estate.

13.10     Counterparts.

  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

13.11     Headings.

  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

13.12     Schedules.

  All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference, and any matter disclosed in any portion of a schedule shall be deemed fully disclosed to Buyers.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FARMLAND INDUSTRIES, INC.

Debtor-in-Possession

By:

Name:

Title:

FARMLAND FOODS, INC.

Debtor-in-Possession

By:

Name:

Title:

NBPCO., LLC

By:

Name:

Title:

U.S PREMIUM BEEF LTD.

By:

Name:

Title:

USPBCO, LLC

By:

Name:

Title:

U.S. PREMIUM PRODUCTS, LLC

By:

Name:

Title:

Exhibits

A          Deposit Escrow Agreement

B          Assignment

C     First Amended and Restated Limited Liability Company Agreement of Farmland National Beef aLF, LLC

D          Disclosure Schedule

E          Bidder Disclosure Statement and Confidentiality Agreements